                                            EXHIBIT 6(B)


                ALLIANCE FUND DISTRIBUTORS, INC.
                  1345 AVENUE OF THE AMERICAS
                    NEW YORK, NEW YORK 10105
                         (800) 221-5672
(LOGO)


                                       ___________, 199


                    Selected Dealer Agreement
                       For Broker/Dealers
                 (other than Bank Subsidiaries)


Dear Sirs:

         As the principal underwriter of shares of certain registered investment companies presently or hereafter managed by Alliance Capital Management L.P., shares of which companies are distributed by us pursuant to our Distribution Services Agreements with such companies (the "Funds"), we invite you to participate as principal in the distribution of shares of any and all of the Funds upon the following terms and conditions:

         1. You are to offer and sell such shares only at the public offering prices which shall be currently in effect, in accordance with the terms of the then current prospectuses and statements of additional information of the Funds. You agree to act only as principal in such transactions and shall not have authority to act as agent for the Funds, for us, or for any other dealer in any respect. All orders are subject to acceptance by us and become effective only upon confirmation by us.

         2. On each purchase of shares by you from us, the total sales charges and discount to selected dealer, if any, shall be as stated in each Fund's then current prospectus.

         Such sales charges and discount to selected dealers are subject to reductions under a variety of circumstances as described in each Fund's then current prospectus and statement of additional information. To obtain these reductions, we must be notified when the sale takes place which would qualify for the reduced charge.

         There is no sales charge or discount to selected dealers on the reinvestment of dividends.

         3.   As a selected dealer, you are hereby authorized
(i) to place orders directly with the Funds for their shares to be resold by us to you subject to the applicable terms and conditions governing the placement of orders by us set forth in the Distribution Services Agreement between each Fund and us and subject to the applicable compensation provisions set forth in each Fund's then current prospectus and statement of additional information and (ii) to tender shares directly to the Funds or their agent for redemption subject to the applicable terms and conditions set forth in the Distribution Services Agreement.

         4. Repurchases of shares will be made at the net asset value of such shares in accordance with the then current prospectuses and statements of additional information of the Funds.

         5.   You represent that you are a member of the National
Association of Securities Dealers, Inc. and that you agree to abide by the Rules of Fair Practice of such Association.

         6.   This Agreement is in all respects subject to Rule
26 of the Rules of Fair Practice of the National Association of Securities Dealers, Inc. which shall control any provisions to the contrary in this Agreement.

         7.   You agree:

         (a) To purchase shares only from us or only from your customers.

         (b) To purchase shares from us only for the purpose of covering purchase orders already received or for your own bona fide investment.

         (c) That you will not purchase any shares from your customers at prices lower than the redemption or repurchase prices then quoted by the Fund. You shall, however, be permitted to sell shares for the account of their record owners to the Funds at the repurchase prices currently established for such shares and may charge the owner a fair commission for handing the transaction.

         (d) That you will not withhold placing customers' orders for shares so as to profit yourself as a result of such withholding.

         (e) That if any shares confirmed to you hereunder are redeemed or repurchased by any of the Funds within seven business days after such confirmation of your original order, you shall forthwith refund to us the full discount allowed to you on such sales. We shall notify you of such redemption or repurchase within ten days from the date of delivery of the request therefor or certificates to us or such Fund. Termination or cancellation of this Agreement shall not relieve you or us from the requirements of this subparagraph.

         8. We shall not accept from you any conditional orders for shares. Delivery of certificates for shares purchased shall be made by the Funds only against receipt of the purchase price, subject to deduction for the discount reallowed to you and our portion of the sales charge on such sales. If payment for the shares purchased is not received within the time customary for such payments, the sale may be cancelled forthwith without any responsibility or liability on our part or on the part of the Funds (in which case you will be responsible for any loss, including loss of profit, suffered by the Funds resulting from your failure to make payment as aforesaid), or, at our option, we may sell the shares ordered back to the Funds (in which case we may hold you responsible for any loss, including loss of profit suffered by us resulting from your failure to make payment as aforesaid).

         9. You will not offer or sell any of the shares except under circumstances that will result in compliance with the applicable Federal and State securities laws and in connection with sales and offers to sell shares you will furnish to each person to whom any such sale or offer is made a copy of the applicable then current prospectus. We shall be under no liability to you except for lack of good faith and for obligations expressly assumed by us herein. Nothing herein contained, however, shall be deemed to be a condition, stipulation or provision binding any persons acquiring any security to waive compliance with any provision of the Securities Act of 1933, or of the Rules and Regulations of the Securities and Exchange Commission, or to relieve the parties hereto from any liability arising under the Securities Act of 1933.

         10. From time to time during the term of this Agreement we may make payments to you pursuant to one or more of the distribution plans adopted by certain of the Funds pursuant to Rule 12b-1 under the Investment Company Act of 1940 (the "Act") in consideration of your furnishing distribution services hereunder with respect to each such Fund. We have no obligation to make any such payments and you waive any such payment until we receive monies therefor from the Fund. Any such payments made pursuant to this Section 10 shall be subject to the following terms and conditions:

         (a) Any such payments shall be in such amounts as we may from time to time advise you in writing but in any event not in excess of the amounts permitted by the plan in effect with respect to each particular Fund. Any such payments shall be in addition to the selling concession, if any, allowed to you pursuant to this Agreement.

         (b) The provisions of this Section 10 relate to the plan adopted by a particular Fund pursuant to Rule 12b-1. In accordance with Rule 12b-1, any person authorized to direct the disposition of monies paid or payable by a Fund pursuant to this
Section 10 shall provide the Fund's Board of Directors, and the Directors shall review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

         (c) The provisions of this Section 10 applicable to each Fund shall remain in effect for not more than a year and thereafter for successive annual periods only so long as such continuance is specifically approved at least annually in conformity with Rule 12b-1 and the Act. The provisions of this
Section 10 shall automatically terminate with respect to a particular Plan in the event of the assignment (as defined by the Act) of this Agreement, in the event such Plan terminates or is not continued or in the event this Agreement terminates or ceases to remain in effect. In addition, the provisions of this Section 10 may be terminated at any time, without penalty, by either party with respect to any particular Plan on not more than 60 days' nor less than 30 days' written notice delivered or mailed by registered mail, postage prepaid, to the other party.

         11. No person is authorized to make any representations concerning shares of the Funds except those contained in the current prospectus, statement of additional information, and printed information issued by each Fund or by us as information supplemental to each prospectus. We shall supply prospectuses and statements of additional information, reasonable quantities of reports to shareholders, supplemental sales literature, sales bulletins, and additional information as issued. You agree to distribute prospectuses and reports to shareholders of the Funds to your customers in compliance with the applicable requirements, except to the extent that we expressly undertake to do so on your behalf. You agree not to use other advertising or sales material relating to the Funds, unless approved in writing by us in advance of such use. Any printed information furnished by us other than the then current prospectus and statement of additional information for each Fund, periodic reports and proxy solicitation materials are our sole responsibility and not the responsibility of the Funds, and you agree that the Funds shall have no liability or responsibility to you in these respects unless expressly assumed in connection therewith.

         12. With respect to Funds offering both shares subject to a front-end sales charge ("Class A shares") and shares subject to a contingent deferred sales charge ("Class B shares"), you shall conform to such written compliance standards as we have provided you in the past or may from time to time provide to you in the future.

         13. We, our affiliates and the Funds shall not be liable for any loss, expense, damages, costs or other claim arising out of any redemption or exchange pursuant to telephone instructions from any person or our refusal to execute such instructions for any reason.

         14. Either party to this Agreement may cancel this Agreement by giving written notice to the other. Such notice shall be deemed to have been given on the date on which it was either delivered personally to the other party or any officer or member thereof, or was mailed postpaid or delivered to a telegraph office for transmission to the other party at his or its address as shown below. This Agreement may be amended by us at any time and your placing of an order after the effective date of any such amendment shall constitute your acceptance thereof.

         15. This Agreement shall be construed in accordance with the laws of the State of New York and shall be binding upon both parties thereto when signed by us and accepted by you in the space provided below.

                             Very truly yours,

                             ALLIANCE FUND DISTRIBUTORS, INC.


                             By:___________________________
                                  (Authorized Signature)

Bank or Firm Name _______________________________________________

Address _________________________________________________________

City _____________________ State ____________ Zip Code __________

ACCEPTED BY (signature) _____________________ Title _____________

Name (print) ________________________________ Title _____________

Date _____________________ 199__ Phone # ________________________

         Please return two signed copies of this Agreement (one of which will be signed above by us and thereafter returned to you) in the accompanying return envelope to:

              Alliance Fund Distributors, Inc.
              1345 Avenue of the Americas, 38th Floor
              New York, NY 10105

                      Text of Amendment to
              Selected Dealer and Agent Agreements


         Pursuant to Section 14 of the Selected Dealer Agreement or Selected Agent Agreement ("Agreement") between your organization and Alliance Fund Distributors, Inc. ("AFD"), AFD hereby amends the Agreement to add at the end of Section 14 the following sentence:

         In the event of the termination of the provisions of
         Section 10 of this Agreement by reason of any assignment (as defined in the Act) in connection with the issuance by The Equitable Life Assurance Society of the United States ("Equitable") of debt obligations to AXA and/or the exchange of such obligations for capital stock of a holding company owning all of the stock of Equitable, this Agreement shall be deemed to have been amended, effective immediately following such assignment, to insert in the place of such former Section 10 a new
         Section 10 identical thereto in all respects.



July 13, 1992




























                                7
00250109.AO8